Exhibit 99.1
SEVERN BANCORP, INC.

FOR IMMEDIATE RELEASE

Contact:
Thomas G. Bevivino
Chief Financial Officer &
Executive Vice President
tbevivino@severnbank.com
410.260.2000

Severn Bancorp Announces $1.0 Million Increase in First Quarter Earnings

ANNAPOLIS, MD (April 15, 2011) — Severn Bancorp, Inc., (Nasdaq: SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced an increase of $975,000 in net income for the quarter ended March 31, 2011 compared to the quarter ended March 31, 2010.  Net income was $447,000 or $.00 per share for the fist quarter of 2011, compared to a net loss of $528,000 or ($.10) for the first quarter of 2010.  Earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends.

“We are pleased to report year-over-year improvement in earnings as we continue to steer through the sluggish economic recovery,” said Alan J. Hyatt, president and chief executive officer.  Mr. Hyatt continued, “We persist in our efforts to balance ensuring sustained shareholder value, increasing regulatory demands being placed on financial institutions and providing excellent full service banking to Anne Arundel County residents and businesses.”

About Severn
Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets of approximately $970 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.  Severn is on the Web at www.severnbank.com.

Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010

Summary Operating Results:
Interest income	$11,698	$11,809	$12,083	$13,045	$12,596
Interest expense	4,126	4,448	4,906	4,995	4,980
Net interest income	7,572	7,361	7,177	8,050	7,616
Provision for loan losses	634	1,200	1,000	1,000	2,544
	Net interest income (loss) after
provision for loan losses	6,938	6,161	6,177	7,050	5,072
Non-interest income	562	921	724	537	563
Non-interest expense	6,709	5,980	6,031	6,533	6,464
Income (loss) before income taxes	791	1,102	870	1,054	(829)
Income tax expense (benefit)	344	495	385	461	(301)
Net income (loss)	$447	$607	$485	$593	$(528)

Per Share Data:
Basic earnings (loss) per share	$0.00	$0.02	$0.01	$0.02	$(0.10)
Diluted earnings (loss) per share	$0.00	$0.02	$0.01	$0.02	$(0.10)
Common stock dividends per share	$-	$-	$-	$-	$-
Average basic shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679
Average diluted shares outstanding	10,066,679	10,066,679	10,066,679	10,076,763	10,066,679

Performance Ratios:
Return on average assets	0.05%	0.06%	0.05%	0.06%	-0.05%
Return on average equity	0.44%	0.61%	0.47%	0.60%	-0.50%
Net interest margin	3.48%	3.37%	3.17%	3.63%	3.49%
Efficiency ratio*	58.57%	57.84%	62.85%	56.97%	59.20%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010

Balance Sheet Data:
Total assets	$967,736	$962,543	$975,894	$1,002,284	$970,791
Total loans receivable	780,412	808,808	816,726	840,049	842,529
Allowance for loan losses	(29,252)	(29,871)	(30,335)	(34,040)	(34,560)
Net loans	751,160	778,937	786,391	806,009	807,969
Deposits	718,298	714,776	717,319	742,042	712,376
Stockholders' equity	106,213	106,100	105,813	105,647	105,374
Bank's Tier 1 core capital to total assets	12.1%	12.3%	12.1%	11.6%	11.9%
Book value per share	$7.90	$7.89	$7.86	$7.85	$7.82

Asset Quality Data:
Non-accrual loans	$44,984	$46,164	$53,563	$47,857	$50,556
Foreclosed real estate	18,898	20,955	18,783	16,272	23,586
Total non-performing assets	63,882	67,119	72,346	64,129	74,142
Total non-accrual loans to net loans	6.0%	5.9%	6.8%	5.9%	6.3%
Allowance for loan losses	29,252	29,871	30,335	34,040	34,560
Allowance for loan losses to total loans	3.7%	3.7%	3.7%	4.1%	4.1%
Allowance for loan losses to total
non-performing loans	65.0%	64.7%	56.6%	71.1%	68.4%
Total non-accrual loans to total assets	4.6%	4.8%	5.5%	4.8%	5.2%
Total non-performing assets to total assets	6.6%	7.0%	7.4%	6.4%	7.6%